Exhibit 107

Calculation of Filing Fee Tables

Form S-1

CAMP4 THERAPEUTICS CORPORATION

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$75,000,000(2)	0.00014760	$11,070.00(3)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$17,000,000(2)	0.00015310	$2,603.00
	Total Offering Amounts					$92,000,000	—	$13,673.00
	Total Fees Previously Paid					—	—	$11,070.00(3)
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$2,603.00

(1)	Includes 750,000 shares of common stock that may be sold if the underwriters exercise their option to purchase additional shares of common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	The registrant paid a registration fee of $11,070.00 with the previous filing of this Registration Statement.